Exhibit 99.1

BBQ Holdings, Inc. Reports Consummation of Holding Company Reorganization

MINNEAPOLIS, September 17, 2019 –Famous Dave's of America, Inc. (NASDAQ: DAVE), completed its holding company reorganization whereby Famous Dave’s of America, Inc. became a wholly owned subsidiary of a new public holding company, BBQ Holdings, Inc., a Minnesota corporation (NASDAQ: BBQ).  Upon consummation of the merger, each issued and outstanding common share of DAVE was converted into one common share of BBQ, par value $0.01 per share.  In connection with the merger, the common shares of BBQ will commence trading on the Nasdaq Global Market under the symbol “BBQ”. As a result of the merger, the common shares of Famous Dave’s of America, Inc., which previously traded on the Nasdaq Global Market under the symbol “DAVE,” are deemed to be no longer publicly traded.